NEWS

FOR IMMEDIATE RELEASE

Contact Information: ESS Technology, Inc. Investor Relations (510) 492-1161	Rebecca Mack Bergman Mack & Associates (949) 981-4496

ESS TECHNOLOGY REPORTS

SECOND QUARTER 2003 RESULTS

     FREMONT, Calif., July 30, 2003—ESS Technology (Nasdaq: ESST) today reported net revenues for the second quarter of 2003 of $31.0 million compared to $86.0 million for the same period last year and compared to $33.2 million in the first quarter of 2003.

     Net income for the second quarter of 2003 was $15.9 million, or $0.40 per diluted share, compared to net income of $17.3 million, or $0.36 per diluted share, for the second quarter of 2002. For the first quarter of 2003, net loss was ($2.1) million, or ($0.05) per diluted share.

     Non-GAAP(1) (formerly referred to as pro forma) net income for the second quarter of 2003 was $19.2 million, or $0.48 per diluted share, compared to second quarter 2002 non-GAAP net income of $18.0 million, or $0.37 per diluted share. Non-GAAP net income and loss exclude the effects of amortization of intangible assets, write-down of investments, in-process research and development, and related tax effects. Both GAAP and Non-GAAP net income for the second quarter of 2003 includes an up-front licensing fee of $45.0 million from MediaTek. Excluding this licensing fee, non-GAAP net loss for the second quarter of 2003 would have been ($1.9) million or ($0.05) per diluted share.

     Robert Blair, president and CEO of ESS Technology commented, “During the quarter, ESS achieved several significant goals. First, we settled our lawsuit with MediaTek, which has brought us an up-front licensing fee of $45.0 million this quarter, plus ongoing royalties that should amount to $4-$5 million per quarter up to a maximum of an additional $45.0 million. We increased gross margins by 3% over the first

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ESS Technology Reports Second Quarter 2003 Results

quarter, and we made over $15.9 million in profits after tax. More importantly, ESS began volume shipments of our Vibratto II family of integrated DVD products’ and we were the first DVD supplier to be certified by DivX Networks for DivX and MPEG4 products. We believe the MPEG4 decode market is growing extremely fast worldwide and we expect both of these new products to have a significant contribution starting from the second half of 2003.

     “Also in the second quarter, we expanded our technology and product offerings by acquiring Pictos Technologies, Inc. for $27.0 million in cash. This acquisition is part of ESS’s long-term strategy as Pictos’s imaging technologies expand ESS’s product line to address the large and growing cellular camera phone, digital still camera and camcorder markets. We believe these new products and markets will have a significant contribution to ESS in 2004 and beyond,” Mr. Blair continued.

     “2003 is a year of development and investment for ESS Technology. We are putting in place the technologies and products to achieve our vision of being the leading supplier of digital entertainment products for the consumer entertainment electronics industry,” Mr. Blair concluded.

Third Quarter 2003 Guidance

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

     We expect net revenues for the third quarter of 2003 to increase by 16%-30% over the second quarter to $36-$40 million, and the fourth quarter revenues to increase by an additional 40% over the third quarter to $50-$56 million. For the third quarter, we expect gross margins to range from 31%-34%. We also expect R&D spending to increase by approximately 25% over the second quarter, reflecting increased new product activity and the R&D expenses acquired during the Pictos acquisition. Other operating expenses are planned to increase by 9%. Overall, for the third quarter, we expect a GAAP loss per diluted share to be in the range of ($0.05) to ($0.10) and a non-GAAP loss per diluted share in the range of ($0.02) to ($0.07). Non-GAAP net income and loss excludes the effects of amortization of intangible assets, investment gains and losses and related tax effects. The third quarter guidance does not include any royalties from MediaTek which will not begin until the fourth quarter.

     During the fourth quarter of 2003 we expect overall revenues to grow by more than 40% over the third quarter, driven by increases in DVD and recordable products shipments plus royalty income.

ESS Technology Reports Second Quarter 2003 Results

Earning Conference Call

     As previously announced, ESS Technology, Inc. has scheduled a conference call beginning 2:00 p.m. PDT / 5:00 p.m. EDT, July 30, 2003, to discuss its second quarter 2003 results. Investors are invited to listen to a live webcast of the conference call at www.esstech.com or http://www.videonewswire.com/ESST/073003. A replay of the webcast will also be available at www.esstech.com and http://www.videonewswire.com/ESST/073003 or by telephone at (800) 633-8284 (U.S./Canada) / (402) 977-9140 (International), Reservation #21155400, beginning at 5:00 p.m. PDT / 8:00 p.m. EDT, July 30, 2003.

About ESS Technology

     ESS Technology, Inc., is a leading supplier of high-performance feature-rich chips, applications and solutions for digital entertainment markets. ESS provides advanced products that enable the emergence of digital home systems that deliver and manage entertainment and information in the home.

     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq National Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.

(ATTACHMENTS: Consolidated Summary Financial Statements)

     The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, the timely availability and acceptance of ESS’ new products, the dependence on continued growth in demand for consumer multimedia products and other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

     All trademarks mentioned in this news release are owned by their respective holders and are used in this news release for identification purposes only.

# # #

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	June 30,	December 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$74,544	$138,072
Short-term investments	61,377	61,030
Accounts receivable, net	30,859	28,468
Accounts receivable- MediaTek	45,000	—
Inventories	23,867	24,155
Deferred income taxes	351	—
Prepaid expenses and other assets	3,963	2,834

Total current assets	239,961	254,559
Property, plant and equipment, net	20,763	18,985
Other assets, net	37,002	8,058

Total Assets	$297,726	$281,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$39,265	$35,084
Income taxes payable and deferred income taxes	36,576	9,474

Total current liabilities	75,841	44,558

Non-current deferred tax liability	10,813	7,676

Shareholders’ equity:
Common stock	171,529	196,344
Accumulated other comprehensive income	440	504
Retained earnings	39,103	32,520

Total shareholders’ equity	211,072	229,368

Total Liabilities and Shareholders’ Equity	$297,726	$281,602

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-GAAP BASIS
(unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Net revenues	$31,011	$86,037	$64,162	$165,152
Cost of revenues	20,982	50,817	44,358	95,656

Gross profit	10,029	35,220	19,804	69,496
	32%	41%	31%	42%
Operating expenses:
Research and development	7,330	7,043	13,586	13,424
In-process Research and Development	1,420	—	1,420	—
Selling, general and administrative	6,660	11,051	13,334	21,407

Operating income (loss)	(5,381)	17,126	(8,536)	34,665
Nonoperating income (loss) , net	44,187	1,085	45,131	(182)

Income before provision for income taxes	38,806	18,211	36,595	34,483
Provision for income taxes	22,905	889	22,807	775

Net income	$15,901	$17,322	$13,788	$33,708

Net income per share
Basic	$0.41	$0.38	$0.34	$0.75

Diluted	$0.40	$0.36	$0.34	$0.70

Weighted average common shares:
Basic	38,683	45,147	40,164	44,692

Diluted	39,842	48,446	41,129	48,447

ESS TECHNOLOGY, INC.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)
(unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Net revenues	$31,011	$86,037	$64,162	$165,152
Cost of revenues	20,982	50,817	44,358	95,656

Gross profit	10,029	35,220	19,804	69,496
	32%	41%	31%	42%
Operating expenses:
Research and development	6,912	6,766	12,947	13,118
In-process research and development	—	—	—	—
Selling, general and administrative	6,660	11,051	13,334	21,407

Operating income (loss)	(3,543)	17,403	(6,477)	34,971
Nonoperating income, net	45,824	1,496	47,118	2,774

Income before provision for (benefit from) income taxes	42,281	18,899	40,641	37,745
Provision for income taxes	23,079	944	23,009	1,850

Net income	$19,202	$17,955	$17,632	$35,895

Net income per share
Basic	$0.50	$0.40	$0.44	$0.80

Diluted	$0.48	$0.37	$0.43	$0.74

Weighted average common shares:
Basic	38,683	45,147	40,164	44,692

Diluted	39,842	48,446	41,129	48,447

(1)  Use of Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP measures of operating results, net income/(loss) and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that we believe are not indicative of our on-going core operating results. Our non operating income includes licensing fees from MediaTek. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting results for future periods. The non-GAAP information is presented using consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

(2)  Non-GAAP adjustments are detailed within the schedule entitled “Reconciliation of GAAP Basis Net Income to Non-GAAP Net Income”

ESS TECHNOLOGY, INC.
RECONCILIATION OF GAAP BASIS NET INCOME TO NON-GAAP NET INCOME
(unaudited)
(in thousands)

	Three months ended		Six months ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Net income — GAAP basis	$15,901	$17,322	$13,788	$33,708

Pro Forma Adjustments:
Amortization of intangible assets (3)	418	277	639	214
Write down of investments (4)	1,637	350	1,987	2,987
In-process research and development (5)	1,420	—	1,420	—
Cisco Sale (6)	—	61	—	61
Tax effect to items (3) to (6)	(174)	(55)	(202)	(1,075)

Net income — Non — GAAP	$19,202	$17,955	$17,632	$35,895

(3)	Non-GAAP amounts for all periods presented exclude the effects of amortization of intangible assets, amounting to $418 and $277 for the three months ended June 30, 2003 and June 30, 2002, respectively, and $639 and $214 for the six months ended June 30, 2003 and June 30, 2002, respectively.

(4)	Non-GAAP amounts for all periods presented exclude the effect of the write-down of investments, amounting to $1,637 and $350 for the three months ended June 30, 2003 and June 30, 2002, respectively, and $1,987 and $2,987 for the six months ended June 30, 2003 and June 30, 2002, respectively,

(5)	Non-GAAP amounts for all periods presented exclude the effect of in-process research and development on Pictos acquisition, amounting to $1,420 for the three and six months ended June 30, 2003.

(6)	Non-GAAP amounts for all periods presented exclude the realized losses on the sale of Cisco stock, amounting to $61 for the three and six months ended June 30, 2002.